UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 4, 2012

Marina Biotech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Amendment to Note Purchase Agreement

On October 4, 2012, Marina Biotech, Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to that certain Note and Warrant Purchase Agreement (as amended from time to time, the “Purchase Agreement”) dated as of February 10, 2012 among the Purchasers identified on the signature pages thereto (the “Purchasers”), the Company, MDRNA Research, Inc., a wholly-owned subsidiary of the Company (“Research”), and Cequent Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company (“Cequent” and, together with the Company and Research, the “Companies”). Pursuant to the Fourth Amendment, the parties amended the Third Amendment to the Purchase Agreement to remove the obligation set forth therein that the Companies pay to the Purchasers all sums received from the sale of surplus equipment by the Companies (net of expenses).

As consideration for the Fourth Amendment, the Company issued to the Purchasers warrants to purchase up to an aggregate of 1,035,715 shares of the common stock of the Company (the “Warrants”). The Warrants will have an initial exercise price of $0.28 per share, which is subject to adjustment (including as a result of subsequent financings completed on or prior to June 30, 2014), will be exercisable for a period of five years beginning six months and one day following the issuance of the Warrants, and otherwise have substantially the same terms and conditions as the warrants that were issued to the Purchasers upon the closing of the Purchase Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Amendment of Lease

On October 5, 2012, the Company entered into a Lease Termination Agreement (the “Termination Agreement”), effective as of October 1, 2012, with Ditty Properties Limited Partnership (“Landlord”) with respect to that certain Lease Agreement dated March 1, 2006 between the Company and Landlord (as amended from time to time, the “Lease”) regarding the Company’s facilities located at 3830 Monte Villa Parkway, Bothell, WA. Pursuant to the Termination Agreement, the Company shall immediately pay to Landlord $155,000 as rent for the premises for the month of October 2012. Thereafter, the Company’s obligation to pay further rent under the Lease will be satisfied through the Irrevocable Letter of Credit that the Company established to support its obligations under the Lease (the “Letter of Credit”). Landlord will draw the amount of each month’s rent by drawing on the Letter of Credit on or about the first day of each month from November 2012 through February 2013, with Landlord drawing the entire remaining amount available to be drawn on the Letter of Credit when it draws the February 2013 rent. The Company will have no obligation to replenish the Letter of Credit for amounts drawn by Landlord. The Lease will terminate effective on March 1, 2013; provided that prior to March 1, 2013 Landlord may terminate the Lease on 10 days’ prior written notice, in which event Landlord shall be entitled to immediately draw all remaining amounts under the Termination Agreement on the Letter of Credit.

As additional consideration for the Termination Agreement, the Company agreed to issue 1,500,000 shares of its common stock to Landlord contingent upon and immediately prior to the first to occur of any of the following events: (i) the closing by the Company of an equity financing in a transaction or series of related transactions where such financing yields gross proceeds to the Company of at least $4 million in the aggregate, including amounts converted under any convertible promissory notes; (ii) a merger of the Company with or into another entity if the combined market capitalization of the merging entities is at least $18 million or, if not, upon the market capitalization of the Company as the surviving entity of a merger being at least $18 million at any time after the merger; (iii) a sale of all or substantially all of the Company’s assets; or (iv) a sale of the Company’s stock after which sale a majority of the outstanding equity of the Company is held by persons or entities who were not shareholders of the Company prior to the sale.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Termination Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

Issuance of Warrants to Noteholders

In connection with the Fourth Amendment described under the heading “Amendment to Note Purchase Agreement” in Item 1.01 above, the Company issued the Warrants to the Purchasers. The Company is issuing the Warrants and the shares issuable upon exercise thereof in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

Issuance of Common Stock to Landlord

In connection with the Termination Agreement described under the heading “Amendment of Lease” in Item 1.01 above, the Company agreed to issue 1,500,000 shares of its common stock to Landlord. The Company offered these shares in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Fourth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated October 4, 2012, among Marina Biotech, Inc., Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto.

10.2	Lease Termination Agreement, effective as of October 1, 2012, by and between Ditty Properties Limited Partnership and Marina Biotech, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

October 9, 2012	By:	/s/ J. Michael French
	Name:	J. Michael French
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Note and Warrant Purchase Agreement and Secured Promissory Notes, dated October 4, 2012, among Marina Biotech, Inc., Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the purchasers identified on the signature pages thereto.

10.2	Lease Termination Agreement, effective as of October 1, 2012, by and between Ditty Properties Limited Partnership and Marina Biotech, Inc.